Exhibit 10.16
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
SERVICES AGREEMENT
THIS SERVICES AGREEMENT (this “Agreement”), dated as of October 6, 2008 (the “Effective Date”), is by and between FOLIOfn Investments, Inc., a Virginia corporation registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“Folio”), and LendingClub Corporation, a Delaware corporation (“Lending Club”).
RECITALS
WHEREAS, Lending Club and Folio have entered into a License Agreement whereby Lending Club has agreed to license to Folio certain software and technology that Folio will use to operate an alternative trading system (“Software”) for the secondary trading of certain notes issued by Lending Club (“Notes”) and held by members of the Lending Club Internet-based social lending platform who also are customers of Folio (“Folio’s Business”);
WHEREAS, Lending Club and Folio have entered into a Hosting Services Agreement whereby Lending Club has agreed to host such Software for Folio’s exclusive use; and
WHEREAS, in connection with Folio’s Business, Lending Club has agreed to provide to Folio, for the exclusive benefit of Folio, certain services, in accordance with the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
SERVICES
SECTION 1.1 Provision of Services. Subject to the terms and conditions of this Agreement, Lending Club shall provide to Folio the services as listed and described on Exhibit A, or as otherwise described in this Agreement (collectively, the “Services”).
(a) Scope. The Services (i) shall include the services set forth in Exhibit A, as amended from time to time, and (ii) shall be provided (A) in a manner and with reasonable care consistent with the manner and reasonable care used by Lending Club in the conduct of its own business, and (B) in a manner consistent with laws and regulations applicable to Lending Club and Folio. Subject to the first sentence of this paragraph and Section 1.4, the parties may agree from time to time that in addition to the existing Services, other services are necessary for the conduct of Folio’s Business and subject further to the requirements of applicable law, statute, order, rule, regulation, policy or guideline (“Applicable Law”) of any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the U.S. Securities and Exchange Commission (“Commission”), or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s), and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority (including the Financial Industry Regulatory Authority, Inc.) (“SRO”), in each case, having competent jurisdiction or authority (collectively, “Governmental Authority”). Such other services will be included in the Services upon the written agreement of the parties.

(b) Review of Scope. If one of the parties wishes to conduct a review of, or make changes to, the Services, that party shall request in writing that a services review meeting be held within ten (10) business days, to discuss the provision of Services; provided that no changes to the Services will be made without the prior written consent of all parties. For the avoidance of doubt, Lending Club may choose to use different facilities, equipment, software programs, and employees to provide the Services without the prior approval of Folio.
(c) Relationship of the Parties. Lending Club acknowledges that it is an independent contractor. Nothing herein contained shall be deemed or construed (i) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (ii) to allow either party to create or assume any obligation on behalf of the other party. The duties and responsibilities of the parties hereto shall be rendered by each as an independent contractor and not as an agent for the other party. Folio acknowledges that, notwithstanding the provision of the Services by Lending Club to Folio, Folio shall remain responsible to any relevant Governmental Authority for the continued performance by Lending Club of the Services under this Agreement.
(d) Regulatory Requirements relating to Services. Lending Club shall file an undertaking with the Commission, in the form attached as Exhibit C to this Agreement, within seven (7) days after execution of this Agreement, and provide a copy to Folio.
(e) Consideration to Folio. For each Note sold, Folio will charge the seller a percentage of the proceeds received from such sale (“Transaction Fee”). Further, the parties acknowledge that Lending Club has an interest in the establishment and successful operation of Folio’s Business because of the shared customers of Lending Club and Folio. As such, Lending Club shall pay to Folio no later than fifteen (15) days after the end of each calendar month during the Term (as defined below) or any Renewed Term (as defined below) an amount equal to a flat fee (as set forth below) minus the aggregate Transaction Fees received by Folio for the preceding calendar month. Lending Club shall pay a flat fee of [*] dollars ($[*]) per month for the Term of this Agreement, [*] dollars ($[*]) per month for the first Renewed Term of this Agreement and [*] dollars ($[*]) per month for any subsequent Renewed Term. Further, for any period for which Folio conducts Folio’s Business that is less than one calendar month, Lending Club shall pay for that period of time only, a pro rata portion of the flat fee minus the aggregate Transaction Fee received by Folio for the same period of time.
(f) Marketing. For the Term (as defined below), Lending Club shall showcase Folio through the use of its corporate name or trademark, if any, in a manner mutually agreeable to the parties on either Lending Club’s homepage or any homepage through which a lender member would access the Lending Club website. In addition, the parties agree to facilitate the marketing campaign calendar set forth in Exhibit D.

(g) Audit. Once during the Term (as defined below) and once during the Renewed Term (as defined below), Folio shall have the right to conduct (or direct an agent to conduct) at Lending Club’s expense not to exceed [*] dollars ($[*]) per audit, an audit of any appropriate site, facility or performance documentation of Lending Club, as directly related to the Services, and as may be reasonably necessary for compliance purposes under Applicable Law. Such audits shall be conducted during normal business hours and in a manner so as not to cause Lending Club to be in violation of any Applicable Law or contracts or other rights of third parties. Lending Club shall provide to Folio or any auditor or attorney acting on Folio’s behalf with respect to conducting an audit of the Services such assistance as they reasonably require, including installing and operating audit software. With respect to any agreement between Folio and any auditor or attorney acting on Folio’s behalf under this paragraph, Folio shall require such auditor or attorney to maintain any confidential information created or received relating to Lending Club in accordance with Section 4.1 of this Agreement.
SECTION 1.2 No Employment Relationship. At all times during the performance of the Services, all persons performing Services shall be in the employ and/or under the control of Lending Club (including agents, contractors, temporary employees and consultants) and shall be independent from Folio and shall not be considered to be employees of Folio or its affiliates and shall not be entitled to any payment, benefit or perquisite directly from Folio or its affiliates on account of the Services received. Lending Club agrees that no person acting as an employee of Lending Club who performs Services under this Agreement may, at such time and in the exclusive capacity as a Lending Club employee, make any representation regarding Folio, hold himself or herself out as an agent or employee of Folio, bind, or attempt to bind, Folio or take any similar action.
SECTION 1.3 No Conflicts. Notwithstanding any other provision of this Agreement, Lending Club shall not be required to provide or to cause to be provided Services hereunder that conflict with any Applicable Law, contract, rule, regulation, order, license, authorization, certification or permit.
SECTION 1.4 Limitation of Services. Except as otherwise expressly contemplated by Exhibit A, Lending Club shall not be obligated to (a) make modifications to its existing systems, or (b) acquire additional assets, equipment, rights or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools or other tangible personal property) or hire additional personnel in connection with this Agreement.
SECTION 1.5 Exclusivity. The parties acknowledge that Folio has developed an alternative trading system for notes or securities and that it is constantly modifying that system. The parties agree that Folio (or any affiliate of Folio) may, in its sole discretion, operate an alternative trading system (or similar exchange or system) for the trading of notes or securities by members, participants, subscribers (or persons of a similar nature) of an Internet-based social lending platform (howsoever described) that directly or indirectly competes with Lending Club.

ARTICLE II
TERM OF THE AGREEMENT
SECTION 2.1 Term of the Agreement.
(a) The term of this Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date, unless terminated earlier in accordance with Section 2.2 (“Term”).
(b) If no notice of termination is given in accordance with Section 2.2 prior to the expiration of the Term, this Agreement shall automatically renew for a period of one (1) year (“Renewed Term”) and the consideration to Folio shall increase as described in Section 1.1(e).
SECTION 2.2 Termination.
(a) The following parties may terminate this Agreement:
(i) Lending Club in writing, without cause, effective nine (9) months’ after notice is sent to Folio; provided, however, that Lending Club may terminate in writing, without cause, effective three (3) months after notice to Folio and Folio shall be entitled to receive liquidated damages in the amount of forty-five thousand dollars ($45,000) minus any monies paid to Folio by Lending Club during the term of the Agreement pursuant to Section 1.1(e);
(ii) Folio in writing, effective immediately, if Lending Club commits a breach of Applicable Law that materially affects Folio’s ability to provide brokerage services to customers of Folio (“Folio Customers”) in compliance with any federal or state securities laws, rules or regulations or any rules of a self-regulatory organization of which Folio is a member, provided, however, that Lending Club shall provide the Services for a commercially reasonable period of time to allow Folio to close out any outstanding transactions relating to Folio’s Business at the time of termination;
(iii) Folio in writing, without cause, effective nine (9) months’ after such notice is sent to Lending Club;
(iv) Either party, in writing, effective immediately, in the event of any material breach of any warranty, representation or covenant of this Agreement by the other party which remains uncured thirty (30) days after written notice of such breach to such other party; or
(v) Either party, upon mutual agreement of the parties.
(b) Notwithstanding the foregoing, this Agreement shall terminate immediately upon the effective termination of the License Agreement between the parties, dated October 6, 2008 (“License Agreement”) or the Hosting Services Agreement between the parties, dated October 6, 2008.

SECTION 2.3 Consequences of Termination, Expiration of the Term or Expiration of the Renewed Term. Upon termination, for any reason, expiration of the Term or expiration of any Renewed Term of this Agreement, (i) Lending Club shall maintain the Books and Records for the terms outlined in Exhibit A on behalf of, and for the benefit of, Folio; and (ii) either party shall, if required by the other (disclosing) party, return or destroy all Confidential Information (as defined below), subject to Applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.1 Representations and Warranties. Each party represents and warrants to the other party that:
(a) it is a company duly incorporated and validly existing under the laws of the jurisdiction of its establishment;
(b) it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement;
(c) it has obtained all material consents and approvals and taken all actions necessary for it to validly enter into and give effect to this Agreement;
(d) this Agreement will, when executed, constitute lawful, valid and binding obligations on it, enforceable in accordance with its terms; and
(e) it has since June 30, 2008, in all material respects, carried on and is carrying on its business in compliance with all Applicable Law, and since June 30, 2008 has complied and is able to comply with the rules and requirements of all relevant Governmental Authorities. It has not breached, and there are no breaches, of its organizational documents. To its actual knowledge, there has not been and there is no investigation or inquiry by, or order, decree, decision or judgment of, any Governmental Authority outstanding or anticipated against it, which, in each case, would have a material adverse effect on its ability to enter into or perform its obligations under this Agreement.
SECTION 3.2 Continuing Effect. The representations and warranties set out in Section 3.1 shall be deemed to be repeated throughout the term of this Agreement.

ARTICLE IV
CONFIDENTIALITY
SECTION 4.1 Folio’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, Folio agrees that it and its managers, employees, consultants, agents and advisors shall treat confidentially and not disclose, or permit any affiliate of it or their respective advisors, employees, agents or representatives to disclose, to any third party any non-public or proprietary information received from or on behalf of Lending Club or about Lending Club (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Further, for the avoidance of doubt, such Confidential Information shall include any personally identifiable information about any borrower or lender member of the Lending Club Internet-based social lending platform, excluding personally identifiable lender information received by Folio in the course of establishing or maintaining an account for any such member or relating to executing a transaction for any such member. Folio agrees not to use such Confidential Information for any purpose other than for the purposes contemplated under this Agreement, without obtaining the prior written consent of Lending Club, except (a) portions of such information that are or become generally available to the public other than as a result of disclosure by Folio in violation of this Agreement, (b) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Lending Club, and (c) for the purpose of making any disclosures required by Applicable Law. In the event that such Confidential Information is disclosed in accordance with this paragraph, Folio agrees to contractually require each person to whom it has provided such Confidential Information as expressly permitted hereunder or with the prior written consent of Lending Club to keep such information confidential and to use and disclose it only in connection with its performance under this Agreement.
SECTION 4.2 Lending Club’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, Lending Club agrees that it and its directors, employees, consultants, agents, representatives and advisors shall treat confidentially and will not disclose to any third party any Confidential Information received from or on behalf of Folio or any of its affiliates, or use such Confidential Information for any purpose other than providing the Services or for the fulfillment of Lending Club’s obligations under this Agreement without obtaining the prior written consent of Folio, except (a) portions of such information that are or become generally available to the public other than as a result of disclosure by Lending Club in violation of this Agreement, (b) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Folio, and (c) for the purpose of making any disclosures required by Applicable Law.
SECTION 4.3 Protection of Customer Information. For purposes of complying with their obligations under Applicable Law relating to the protection of consumer personal information, if any, the parties will comply with the terms and conditions set forth in Exhibit B attached hereto.
SECTION 4.4 Permitted Disclosure. Notwithstanding the foregoing provisions of ARTICLE IV, either party may disclose Confidential Information received from the other if:
(a) such information is disclosed, in compliance with Applicable Law, by the receiving party to its advisors, representatives, agents and employees, acting in their capacity as such, who have a need to know such Confidential Information in connection with the performance of this Agreement; provided, however, that such advisors, representatives, agents and employees shall be required to agree to abide by the requirements of this ARTICLE IV and the receiving party shall be liable to the other party for any breach of these requirements by its advisors, employees, agents and representatives; or

(b) either party determines that it is required by Applicable Law to disclose information not otherwise permitted to be disclosed pursuant hereto. In advance of any such disclosure (to the extent legally permitted and reasonably practicable), the receiving party shall consult with the other party regarding such disclosure and seek confidential treatment for such portions of the disclosure as may be requested by the other party. Such receiving party shall have no liability hereunder if, prior to the required disclosure, the receiving party receives a written opinion from its counsel opining that such disclosure is required by law or regulation. In addition, notwithstanding any other provision of this Agreement, either party shall be permitted to file a copy of this Agreement with any Governmental Authority or securities regulatory body.
SECTION 4.5 Damages Not an Adequate Remedy. Without prejudice to any other rights or remedies of a party, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of this ARTICLE IV and the remedies of prohibitory injunctions and other relief are appropriate and may be sought for any threatened or actual breach of any provision of this ARTICLE IV. No proof of special damages shall be necessary for the enforcement of any party’s rights under this ARTICLE IV.
ARTICLE V
LIMITATION OF DAMAGES
SECTION 5.1 Folio’s Liability to Lending Club. EXCEPT TO THE EXTENT (A) INCLUDED IN A FINAL AWARD AGAINST LENDING CLUB RESULTING FROM A THIRD PARTY CLAIM FOR WHICH LENDING CLUB IS INDEMNIFIED PURSUANT TO SECTION 6.1, OR (B) RELATING TO OR ARISING FROM THE WILLFUL OR INTENTIONAL MISCONDUCT OF FOLIO, IN NO EVENT SHALL FOLIO OR ITS AFFILIATES BE LIABLE TO LENDING CLUB FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM THEIR PERFORMANCE UNDER THIS AGREEMENT, OR, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, FOR ANY FAILURE OF OR DEFECT IN PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. IN NO EVENT SHALL THE LIABILITY OF FOLIO OR ITS AFFILIATES UNDER THIS AGREEMENT EXCEED IN ANY GIVEN CALENDAR YEAR ONE PERCENT OF THE TOTAL DOLLAR AMOUNT OF TRANSACTIONS EXECUTED ON THE ALTERNATIVE TRADING SYSTEM OPERATED BY FOLIO IN CONJUNCTION WITH FOLIO’S BUSINESS.
SECTION 5.2 Lending Club’s Liability to Folio. EXCEPT TO THE EXTENT (A) INCLUDED IN A FINAL AWARD AGAINST FOLIO RESULTING FROM A THIRD PARTY CLAIM FOR WHICH FOLIO IS INDEMNIFIED PURSUANT TO SECTION 6.2, OR (B) RELATING TO OR ARISING FROM THE WILLFUL OR INTENTIONAL MISCONDUCT OF LENDING CLUB, IN NO EVENT SHALL LENDING CLUB BE LIABLE TO FOLIO OR ITS AFFILIATES FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT, OR, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, FOR ANY FAILURE OF OR DEFECT IN PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

ARTICLE VI
INDEMNIFICATION
SECTION 6.1 Folio’s Indemnification of Lending Club. Folio shall defend, indemnify and hold Lending Club harmless from and against any and all claims, demands, causes of action, or suits of any nature or character based on any legal theory, including products liability, strict liability, violation of any federal, state or local law, rule or regulation, or the sole or concurrent negligence of any person (“Claims”) to which Lending Club may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided Folio shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from (i) any third party Claim resulting from any breach by Folio (or its affiliates) of this Agreement or the failure to perform any activities necessary to facilitate the operation of Folio’s Business by any employee of Folio, (ii) any grossly negligent act or omission to act by any employee of Folio with respect to facilitating the operation of Folio’s Business, or (iii) Folio’s (or its affiliates’) willful misconduct or fraud.
SECTION 6.2 Lending Club’s Indemnification of Folio. Lending Club shall defend, indemnify and hold Folio and its affiliates harmless from and against any and all Claims to which Folio and its affiliates may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided Lending Club shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from any third party Claim arising from the operation of Folio’s Business (including, for the avoidance of doubt, any action or claim brought by a regulator or self-regulatory organization under federal or state securities laws, rules or regulations), except to the extent such Claim is a result of Folio’s negligence, willful misconduct or fraud (or the negligence, willful misconduct or fraud of any Folio employee) with respect to facilitating the operation of Folio’s Business.
SECTION 6.3 Exclusivity of Remedies. Subject to ARTICLE V, absent actual fraud or willful misconduct by any of the parties to this Agreement, and except for matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the indemnification rights provided above shall be the sole and exclusive remedy of the parties under this Agreement.

ARTICLE VII
MISCELLANEOUS
SECTION 7.1 Successors and Assigns. Neither party shall assign or transfer this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other party. A purported assignment of this Agreement or any of the rights, interests or obligations hereunder not in compliance with the provisions of this Agreement shall be null and void ab initio.
SECTION 7.2 Cooperation. Each party shall cooperate with the other party as is reasonably necessary to assist in the performance of the other party’s obligations under this Agreement.
SECTION 7.3 Entire Agreement; Amendment. This Agreement, including the exhibits referred to herein, which are hereby incorporated in and made a part of this Agreement, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous agreements and understandings, if any, by and between the parties with respect to the subject matter covered by this Agreement. This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto.
SECTION 7.4 Governing Law. This Agreement, and the rights and liabilities of the parties hereunder, shall be governed by the substantive laws of the Commonwealth of Virginia to the exclusion of its rules of conflict of laws and the parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Virginia for the resolution of all disputes arising out of this Agreement or in connection with the Services.
SECTION 7.5 Survival. The following provisions will survive any expiration or termination of the Agreement: Sections Section 2.3, ARTICLE IV, ARTICLE V, ARTICLE VI, Section 7.4, and Section 7.6.
SECTION 7.6 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when transmitted by facsimile during business hours with proof of confirmation from the transmitting machine, or delivered by courier or other hand delivery, as follows:
If to Lending Club:
LendingClub Corporation:
440 North Wolfe Road
Sunnyvale, CA 94085
Attn: Renaud Laplanche, rlaplanche@lendingclub.com
If to Folio:
FOLIOfn Investments, Inc.
8000 Towers Crescent Drive
Suite 1500
Vienna, VA 22182
Attn: Michael Hogan, hoganm@foliofn.com

SECTION 7.7 Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm, or corporation other than the parties, any rights or remedies under or by reason of this Agreement.
SECTION 7.8 Force Majeure. Neither party shall incur liability to the other party due to any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to failure of suppliers, strikes, lockouts or other labor disputes, riots, acts of war or civil unrest, earthquake, fire, the elements or acts of God, novelty of product manufacture, unanticipated product development problems, or governmental restrictions or other legal requirements; provided, that such party notifies the other party in writing immediately upon commencement of such event and makes diligent efforts to resume performance immediately upon cessation of such event.
SECTION 7.9 Severability. In the event that any provision of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES, IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.
SECTION 7.10 Headings. The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.
SECTION 7.11 Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. Transmission of facsimile copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective names to be subscribed to this Services Agreement as of the date and year first above written.

LendingClub Corporation
By:	/s/ Renaud Laplanche
	Name:	Renaud Laplanche
	Title:	Chief Executive Officer

FOLIOfn Investments, Inc.
By:	/s/ Michael J. Hogan
	Name:	Michael J. Hogan
	Title:	Chief Executive Officer and President

Exhibits
Exhibit A: Description of Services
Exhibit B: Protection of Consumer Information
Exhibit C: Written Undertaking to Create and Maintain Certain Books and Records
Exhibit D: Marketing Campaign Calendar

Exhibit A
Description of Services
On behalf of Folio, Lending Club agrees to perform the following services:
New Account Opening
1. Lending Club will collect information regarding prospective Folio Customers via an online automated process, as required by Folio and in the form determined by Folio, necessary to open a customer account with Folio. Folio will review such information and approve all new accounts prior to opening.
2. Lending Club will collect such information from prospective Folio Customers, as required by Folio, and in the form agreed to by Folio, relating to anti-money laundering and customer identification laws, rules and regulations, and will have that information processed by Folio approved vendors to implement the Folio anti-money laundering and customer identification programs.
Creation and Maintenance of Books and Records
1. The books and records to be created and maintained for the specified period of time by Lending Club on behalf of Folio (collectively “Books and Records”), in the medium agreed to by the parties, shall be as follows:
•	Account agreements between Folio and Folio Customers (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

•
Records relating to the terms and conditions with respect to the opening and maintenance of a Folio Customer account (must be preserved for a period of not less than ten (10) years after the closing of the relevant Folio Customer account);

•
A memorandum of each order, and of any other instruction given to Folio or received by Folio for the purchase or sale of Notes, whether executed or unexecuted, including the terms and conditions of the order or instructions and of any modification or cancellation thereof and the movement of funds related to such order, the account for which the order or instruction was entered, the time the order or instruction was received, the time of entry, the price at which executed, a notation indicating that a customer entered the order or instruction on an electronic system, and, to the extent feasible, the time of execution or cancellation (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

•
Copies of confirmations of all purchases and sales of Notes for the account of Folio Customers (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

•
A record in respect of each Folio Customer account indicating the name and address of the beneficial owner (and in the event there are multiple beneficial owners, each beneficial owner) of such account (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

•
A record indicating that, for each Folio Customer account record updated to reflect a change in the name, address or email address of the customer, a notification of that change has been furnished to the customer’s old address, or to each joint owner on or before the 5th day after the date notice of the change was received (must be preserved in an easily accessible place until at least ten (10) years after the earlier of the date the account was closed or the date on which the information was replaced or updated);

•
A record for each Folio Customer account indicating that each customer was furnished with a copy of each written agreement entered into pertaining to that account and that, if requested by the customer, the customer was furnished with a fully executed copy of each agreement (must be preserved in an easily accessible place until at least ten (10) years after the earlier of the date the account was closed or the date on which the information was replaced or updated); and

•
A record of any written (to include email) communications from a Folio Customer sent to a Lending Club address including specifically any communications expressing any complaint (must be preserved in an easily accessible place until at least ten (10) years after the earlier of the date the account was closed or the date on which the information was replaced or updated).

2. Under no circumstances shall Lending Club destroy, delete or otherwise eliminate any or all or any part of such Books and Records without the prior written approval of Folio.
3. At all times, the Books and Records, including all copies thereof, whether electronic or otherwise, are the property of Folio and, as such, will be surrendered to Folio promptly upon Folio’s request.
4. Lending Club hereby undertakes to permit examination of such Books and Records at any time or from time to time during business hours by representatives or designees of the Commission or relevant SRO, and to promptly furnish to said Commission or relevant SRO or their designee true, correct, complete and current hard copies of any or all or any part of such Books and Records.
5. The parties acknowledge that the Agreement shall not relieve Folio from the responsibility to prepare and maintain such Books and Records as specified in Exchange Act Rule 17a-4(i) or in Rule 17a-3.
6. To the extent that Lending Club receives a demand from the United States federal government, any United States SRO of which Folio is a member but is not the designated examining authority as defined under the Exchange Act or any United States state government, United States state securities regulator or federal or state court having jurisdiction over Folio or is otherwise required by operation of law to permit examination of or to furnish a copy of any or all or any part of such Books and Records, Lending Club must immediately notify Folio.

7. Lending Club shall maintain and preserve the Books and Records in electronic form in accordance with the electronic storage media requirements outlined in Exchange Act Rule 17a-4(f)(2). Specifically the electronic storage media must: (a) preserve the records exclusively in a non-rewriteable, non-erasable format; (b) verify automatically the quality and accuracy of the storage media recording process; (c) serialize the original and, if applicable, duplicate units of storage media, and time-date for the required period of retention the information placed on such electronic storage media; and (d) have the capacity to readily download indexes and records preserved on the electronic storage media as agreed to between the parties, as required by the Commission or the SRO of which Folio is a member.
8. Lending Club shall,
(a) at all times have available, for examination by Folio, the staffs of the Commission and any SRO of which Folio is a member, facilities for immediate, easily readable projection or production of electronic storage media images of the Books and Records and facilities for producing easily readable images of the Books and Records;
(b) be ready at all times to provide, and immediately provide, any facsimile enlargement which Folio, the staffs of the Commission, any SRO of which Folio is a member, or any State securities regulator having jurisdiction over Folio may request;
(c) store separately from the original, a duplicate copy of the Books and Records for the specified period of time;
(d) organize and index accurately all Books and Records maintained on both original and any duplicate storage media. At all times, Lending Club shall make available such indexes for examination by the Firm, the staffs of the Commission and any SRO of which Folio is a member. Each index must be duplicated and the duplicate copies must be stored separately from the original copy of each index and the original and duplicate indexes must be preserved for a period of not less than ten (10) years, the first two (2) in an easily accessible place;
(e) have in place an audit system providing for accountability regarding the inputting of Books and Records to electronic storage media and inputting of any changes made to every original and duplicate record of the Books and Records. At all times, Lending Club must be able to have the results of such audit system available for examination by Folio, the staffs of the Commission and any SRO of which Folio is a member. Further, the audit results must be preserved for a period of not less than ten (10) years, the first two (2) in an easily accessible place; and
(f) keep current, and provide promptly upon request by Folio, the staffs of the Commission and any SRO of which Folio is a member all information necessary to access records and indexes stored on the electronic storage media; or place in escrow and keep current a copy of the physical and logical file format of the electronic storage media, the field format of all Books and Records written on the electronic storage media and the source code, together with the appropriate documentation and information necessary to access records and indexes.

9. Annually, Folio (or a third party auditor) may review the audit system established by Lending Club pursuant to this Agreement for the purpose of ascertaining the effectiveness of such audit system for accountability regarding inputting of the Books and Records and inputting of any changes made to every original and duplicate record.
10. Lending Club shall provide Folio with access to and the ability to download information from Lending Club’s electronic storage media, maintained on behalf of Folio, to any medium permitted under Section 17(a) of the Exchange Act and Rule 17a-4 thereunder. Further, Lending Club shall submit the following undertakings to the Financial Industry Regulatory Association, Inc.:
(a) Lending Club hereby undertakes to furnish promptly to FOLIOfn Investments, Inc. (“Folio”), the U.S. Securities and Exchange Commission (“Commission”), its designees or representatives, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio, upon reasonable request, such information as is deemed necessary by Folio, the staffs of the Commission, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio to download information kept on Lending Club’s electronic storage media, maintained on behalf of Folio, to any medium acceptable under Securities Exchange Act of 1934 Rule 17a-4.
(b) Furthermore, Lending Club hereby undertakes to take reasonable steps to provide access to information contained on Lending Club’s electronic storage media, maintained on behalf of Folio, including, as appropriate, arrangements for the downloading of any record required to be maintained and preserved by Folio pursuant to Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934 in a format acceptable to the staffs of the Commission, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio. Such arrangements will provide specifically that in the event of a failure on the part of Folio to download the record into a readable format and after reasonable notice to Lending Club acting on behalf of Folio, upon being provided with the appropriate electronic storage medium, Lending Club will undertake to do so, as the staffs of the Commission, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio may request.
11. All Folio files and records shall be maintained segregated, separate and apart from the files and records of Lending Club.
Good Control Location for Purposes of Rule 15c3-3 under the Exchange Act
1. Lending Club, as a “good control location” for Folio in compliance with Rule 15c3-3 under the Exchange Act, will maintain records regarding the uncertificated Notes issued by Lending Club and held by Folio Customers.

2. Lending Club shall ensure and warrant that the Notes held in each Folio Customer’s account are not subject to any right, charge, security interest, lien, or claim of any kind in favor of Lending Club or any person claiming through Lending Club.
3. As part of the Books and Records, Lending Club shall maintain separate records on behalf of Folio that reflect all positions in the Notes in each Folio Customer’s account.
Trade Confirmations and Monthly Statements for Folio Customers
Lending Club shall provide trade confirmations and monthly account statements to Folio Customers substantially in the form required by Folio. Such trade confirmations and monthly account statements will be provided to each Folio Customer by electronic delivery.
Error Correction
On behalf of, and for the benefit of, Folio, Lending Club shall use commercially reasonable efforts to assist Folio in correcting transaction errors by assigning an initial severity category to the error in accordance with the description set out below (“Service Levels”):

Category	Definition	Target Action
1-Critical	Production use of any of the Software is not possible and no reasonable workaround exists. Folio requires resolution urgently due to financial, legal, and public risk.	Initial response within two hours of notice. Resource assigned immediately thereafter and remains assigned until resolution.

2-Severe	Production use of any of the Software is possible, but a business function is disabled and no reasonable workaround exists. This category also applies to errors and problems that severely impact the progress of an implementation project where no reasonable workaround exists.	Initial response within one business day of notice. Resource assigned within one business day thereafter and remains until resolution.

3-Medium	Production use of any of the Software is possible, but a workaround is unacceptable for more than a short period due to frequency of the affected function’s usage and the criticality of the function. This category also applies to errors and problems that severely impact implementation projects where there is an unacceptable long-term workaround.	Initial response within two (2) business days of notice. Resource assigned within one (1) business day of initial response. Target resolution: 80% within 20 business days, the remainder resolved within 60 business days.

4-Low	All others. Production and/or implementation is not impacted severely for one of the following reasons:	Response and resolution as time permits or indefinitely postponed. Any resolutions made available as part of next scheduled Update.

A. a reasonably acceptable workaround exists;

B. the error or problem is resolved onsite;

C. the error or problem is not severe; or

D. the extent of the error or problem is limited.

A new severity category to the error may be assigned, after research, if the initial description was not accurate or after provision of a reasonable workaround if the provision of the workaround lessens the severity of the error.
Email Reporting System
Lending Club shall maintain an email reporting system that permits Folio Customers to report Errors and seek assistance with the use of any of the Software, and Folio shall monitor and respond to such reports and requests for assistance in accordance with the Service Levels.
Scope
Lending Club shall provide the Services for the then-current version of the Software.

Exhibit B
Protection of Consumer Information
For purposes of complying with their obligations relating to the protection of consumer personal information, if any, each party represents, warrants and covenants to the other that:
•
it will process, use, maintain and disclose personal information only as necessary for the specific purpose for which this information was disclosed to it and only in accordance with the terms of this Agreement;

•
subject to ARTICLE IV of the Agreement it will not disclose any personal information to any third party (including to the subject of such information) or any employee, agent or representative who does not have a need to know such personal information;

•
it will implement and maintain an appropriate security program to (a) ensure the security and confidentiality of all information provided to it by the other party, including personal information (collectively, the “Confidential Information” as such term is defined in Section 4.1 of this Agreement), (b) protect against any threats or hazards to the security or integrity of the Confidential Information, including unlawful destruction or accidental loss, alteration and any other form of unlawful processing and (c) such prevent unauthorized access to, use or disclosure of the Confidential Information;

•
it will immediately notify the other party in writing if it becomes aware of (a) any disclosure or use of any of the Confidential Information by it or any of its employees, agents or representatives in breach of this Agreement, (b) any disclosure of any Confidential Information to it or its employees, agents or representatives where the purpose of such disclosure is not known, and (c) any request for disclosure or inquiry regarding the Confidential Information from a third party;

•
it will cooperate with the other party and the relevant supervisory authority in the event of any apparent unauthorized access to or use of Confidential Information, litigation or a regulatory inquiry concerning the Confidential Information, provided, however, it will not communicate with the other party’s customers or members concerning a security breach unless required by applicable law without the written consent of the other party;

•	it will enter into further agreements as reasonably requested by the other party to comply with Applicable Law from time to time; and

•	it will cause any employee, agent or representatives to act in accordance with this Exhibit C.
The provisions of this Exhibit supplement, are in addition to, and will not be construed to limit any other confidentiality obligations under the Agreement. For purposes of this Agreement, “personal consumer information” means personally identifiable information about or relating to any former or current members of the Lending Club Internet-based social lending platform and any Folio Customer, in each case, that the other party receives or otherwise has access to; provided, however, personally identifiable information independently obtained by Lending Club about any Lending Club member or independently obtained by Folio about any Folio Customer shall be excluded from the definition of “personal consumer information” with respect to the relevant party for purposes of the Agreement.

Exhibit C
Written Undertaking to Maintain Certain Books and Records
[DATE]
U.S. Securities and Exchange Commission

RE:	Written Undertaking to Maintain Certain Books and Records on behalf of FOLIOfn Investments, Inc.
Pursuant to Section 17(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rules 17a-3 and 17a-4 promulgated thereunder, FOLIOfn Investments, Inc. (“Firm”) is required to create, maintain and preserve (or contract with a third party to create, maintain and preserve) certain books and records for prescribed periods of time. Accordingly, the undersigned undertakes to maintain such books and records on behalf of the Firm and stipulates that:
1. At all times, such books and records, including all copies thereof, whether electronic or otherwise, are the property of the Firm and, as such, will be surrendered to the Firm promptly upon the Firm’s request.
2. With respect to the books and records maintained or preserved on behalf of the Firm, the undersigned hereby undertakes to permit examination of such books and records at any time or from time to time during business hours by representatives or designees of the Securities and Exchange Commission (“Commission”), and to promptly furnish to said Commission or its designee true, correct, complete and current hard copies of any or all or any part of such books and records.
3. The agreement between the Firm and the undersigned shall not relieve the Firm from the responsibility to prepare and maintain records as specified in Exchange Act Rule 17a-4(i) or in Rule 17a-3.

Sincerely,

LendingClub Corporation

By:

Name:

Title:

Exhibit D
Marketing Campaign Calendar
Folio plans to send one email per quarter to those Lending Club lender members who opened an account with Folio in order to become a trading member and participate in the Trading System to inform them of the availability of other Folio investments.
Folio also will send on email per quarter to all its members to inform them of the availability of the Trading System.
Folio will display a link on the home page or the lender start page of the Lending Club Website. This will be a crawlable, indexable, HTML link. Folio will propose text for the Folio link and can request changes to that text on an as needed basis. Changes will become effective after they are approved by Lending Club, which approval will not be unreasonably withheld.
Folio will determine what landing page the Folio link will link to.
Folio will have final approval on all placements or changes to Folio’s logo or corporate name.
Folio can request changes to this Marketing Calendar at any time. Changes will become effective after they are approved by Lending Club, which approval will not be unreasonably withheld.